UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 18, 2026

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard, Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)

(507) 454-5374
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	FAST	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
(17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On June 18, 2026, Fastenal Company (the "Company") entered into a Second Amended and Restated Credit Agreement (as amended and restated, the "Credit Agreement") with Wells Fargo Bank, National Association, as administrative agent for the lenders party thereto (the "Administrative Agent") and the lenders party thereto, which amended and restated in full its existing unsecured revolving Amended and Restated Credit Agreement dated September 28, 2022, as amended, among the Company, the Administrative Agent and the lenders party thereto. The Credit Agreement was amended and restated to, among other things: (i) renew its revolving credit commitment under the Credit Agreement in the aggregate amount of $835,000,000 (with the existing uncommitted accordion option increased from $365,000,000 to an aggregate amount up to $500,000,000 for a possible total commitment amount if the accordion option is fully exercised of $1,335,000,000), (ii) extend the revolving credit maturity date of the revolving credit facility established under the Credit Agreement to June 18, 2031 (with two one-year extension options subject to certain conditions set forth in the Credit Agreement), (iii) modify the financial covenants to (x) remove the consolidated EBITDA covenant and (y) require the Company and its subsidiaries to comply, as of the last day of any fiscal quarter, with a minimum interest coverage ratio covenant of no less than 3.00 to 1.00 and a maximum consolidated total leverage ratio of no greater than 3.00 to 1.00 (with a step-up to 3.50 to 1.00 for the four fiscal quarters following the consummation of any qualified acquisition or series of related qualified acquisitions with consideration of at least $750 million), and (iv) make certain covenant and event of default changes, including deleting the negative covenants related to dispositions, investments and restrictive agreements and increasing the threshold amount relating to certain indebtedness and judgment cross-defaults. The foregoing description of the Credit Agreement is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of such Credit Agreement, a copy of which is filed herewith as Exhibit 10.1.
On June 18, 2026, the Company amended its existing Master Note Agreement dated July 20, 2016, as previously amended (as amended, the "Master Note Agreement"), with Metropolitan Life Insurance Company, NYL Investors LLC, and PGIM, Inc. and certain other purchasers under the Master Note Agreement (collectively, the "Purchasers"). The Master Note Agreement was amended to, among other things: (i) reduce the aggregate principal amount of Notes that may be outstanding from time to time under the Master Note Agreement from an aggregate principal amount of up to $900 million to $600 million, (ii) release PGIM, Inc. as a purchaser and investor group representative under the Master Note Agreement, (iii) extend the issuance period during which the Company may issue at its discretion in a private placement, and the Purchasers may purchase at their discretion, senior promissory notes of the Company (collectively, the "Notes") to June 18, 2031, (iv) modify the financial covenants to (x) remove the consolidated EBITDA covenant and (y) require the Company and its subsidiaries to comply, as of the last day of any fiscal quarter, with a minimum interest coverage ratio covenant of no less than 3.00 to 1.00 and a maximum consolidated total leverage ratio of no greater than 3.00 to 1.00 (with a step-up to 3.50 to 1.00 for the four fiscal quarters following the consummation of any qualified acquisition or series of related qualified acquisitions), and (v) make certain covenant and event of default changes, including deleting the negative covenants related to investments and restrictive agreements and increasing the threshold amount relating to certain indebtedness and judgment cross-defaults. Except as amended as set forth in the amendment to the Master Note Agreement, all of the terms and conditions of the Master Note Agreement remain in full force and effect. The foregoing description of the amendment to the Master Note Agreement is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment, a copy of which is attached hereto as Exhibit 10.2.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The discussion under Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
INDEX TO EXHIBITS

Exhibit Number	Description of Document

10.1	Second Amended and Restated Credit Agreement, dated as of June 18, 2026, by and among Fastenal Company, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.*

10.2
Withdrawal of Investor Group Representative and Omnibus Third Amendment to Master Note Agreement and Subsidiary Guaranty Agreement dated as of June 18, 2026 by and among Fastenal Company, Fastenal Company Purchasing, and Fastenal IP Company, on one hand, and Metropolitan Life Insurance Company, MetLife Investment Management, LLC, NYL Investors LLC, PGIM, Inc., and each holder of Notes that is a signatory thereto, on the other hand.*

104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL.
*Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or similar attachment to the corresponding exhibit.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fastenal Company
(Registrant)

June 23, 2026	By:	/s/ SHERYL A. LISOWSKI
(Date)		Sheryl A. Lisowski Executive Vice President - Chief Accounting Officer and Treasurer